March 17, 1999

NOTICE OF ANNUAL SHAREHOLDERS' MEETING


To the Shareholders of
First M & F Corporation
Kosciusko, Mississippi  39090

     NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors and in compliance with the Bylaws, the regular annual meeting of shareholders of the FIRST M & F CORPORATION (the "Company"), KOSCIUSKO, MISSISSIPPI, will be held at the Mary Ricks Thornton Cultural Center at 204 North Huntington Street, Kosciusko, Mississippi, on Wednesday, April 14, 1999, at 2:00 P.M., for the purpose of considering and voting on the following proposals:

     1. ELECTION OF DIRECTORS: The election of five (5) persons listed in the Proxy Statement dated March 17, 1999, accompanying this notice, as members of the Board of Directors for a term of three years.

     2. To act on a proposal to adopt a Stock Option Plan which grants incentive stock options (ISOs) to key employees and nonstatutory stock options
        (NSOs) to members of the Board.

     3. Whatever other business may be properly brought before the meeting or any adjournment thereof.

     Whether or not you contemplate attending the meeting, it is requested that you complete and return the enclosed Proxy as soon as possible. If you attend the meeting, you may withdraw your Proxy and vote in person.

     Only those shareholders of record at the close of business on February 26, 1999, shall be entitled to notice of and to vote at this meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            Hugh S. Potts, Jr.
                                            Chairman and Chief Executive Officer



Dated and mailed at
Cranford, New Jersey
On or about March 17, 1999

                                                                  March 17, 1999



Dear Shareholder:

     Enclosed you will find a 1998 Annual Report for First M & F Corporation, a Notice of the Annual Shareholders' Meeting for 1999, a Proxy Statement, and a Proxy.

     This institution is grateful for the loyalty and support of you, our friends and shareholders. The Annual Shareholders' Meeting is to be held on Wednesday, April 14, 1999, at 2:00 P.M. at the Mary Ricks Thornton Cultural Center, located at the corner of East Washington Street and North Huntington Street, Kosciusko, Mississippi. We encourage you to mark this date on your calendar and make plans to attend, and share further in the affairs of your corporation.

     I urge you to complete the enclosed Proxy promptly and return it in the enclosed self-addressed postage paid envelope, even if you plan to attend the meeting. If you attend the meeting, you may withdraw your Proxy and vote in person.

     First M & F Corp's audited financial statements and other required disclosures are attached to the Proxy Statement. Also enclosed is First M & F Corp's Annual Report to shareholders.

     We look forward to seeing you at the Annual Meeting.


                                            Sincerely yours,
                                            FIRST M & F CORPORATION



                                            Hugh S. Potts, Jr.
                                            Chairman and Chief Executive Officer

PROXY STATEMENT
DATED MARCH 17, 1999

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
APRIL 14, 1999


SOLICITATION BY BOARD OF DIRECTORS OF FIRST M & F CORPORATION

          This statement is furnished to the shareholders of First M & F Corporation (the "Company") in connection with the solicitation by the Board of Directors of Proxies to be voted at the Annual Meeting of Shareholders to be held at the Mary Ricks Thornton Cultural Center at 204 North Huntington Street, Kosciusko, Mississippi, on Wednesday, April 14, 1999, at 2:00 P.M., local time or any adjournment(s) thereof, for the matters set out in the foregoing notice of Annual Shareholders' Meeting. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is March 17, 1999.

          Only those shareholders of record on the books of the Company at the close of business on February 26, 1999, (the "Record Date") are entitled to notice of and to vote at the meeting. On that date, the Company had outstanding of record 3,639,779 shares of common stock. Each share is entitled to one (1) vote. In the election of Directors, each shareholder has cumulative voting rights, so that a shareholder may vote the number of shares owned by him for as many persons as there are Directors to be elected, or he may multiply the number of shares by the number of Directors to be elected and allocate the resulting votes to one or any number of candidates. For example, if the number of Directors to be elected is five (5), a shareholder owning ten (10) shares may cast ten
      (10) votes for each of five (5) nominees, or cast 50 votes for any one (1) nominee or allocate the fifty (50) votes among several nominees.

           The cost of soliciting proxies from shareholders will be borne by the Company. The initial solicitation will be by mail. Thereafter, proxies may be solicited by Directors, officers and regular employees of the Company, by means of telephone, telegraph or personal contact, but without additional compensation therefor. The Company will reimburse brokers and other persons holding shares as nominees for their reasonable expenses in sending proxy soliciting material to the beneficial owners.

           Any shareholder giving a Proxy has the right to revoke it at anytime before it is exercised. A shareholder may revoke his Proxy (1) by personally appearing at the Annual Meeting, (2) by written notification to the Company which is received prior to the exercise of the Proxy or (3) by a subsequent Proxy executed by the person executing the prior Proxy and presented at the Annual Meeting. All properly executed Proxies, if not revoked, will be voted as directed on all matters proposed by the Board of Directors, and, if the shareholder does not direct to the contrary, the shares will be voted "For" each of the proposals described below.

           The presence at the Annual Meeting, in person or by Proxy, of a majority of the shares of Common Stock outstanding on February 26, 1999, and entitled to vote, will constitute a quorum.

           The 1998 Annual Report to shareholders of the Company is enclosed for the information of the shareholders. The audited financial statements of the Company are attached to the proxy soliciting material for the information of the shareholders. The Annual Report and audited financial statements are not a part of the proxy soliciting material.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)

           The Board of Directors of the Company is divided into three (3) classes - Class I, Class II and Class III. Each class consists of five (5) Directors. The term of Class II Directors expires at the 2001 Annual Meeting. The term of Class III Directors will expire at the 1999 Annual Meeting. The term of Class I Directors will expire at the 2000 Annual Meeting.

           The Board of Directors has nominated Jon A. Crocker, Toxey Hall, III,
      J. Marlin Ivey, Otho E. Pettit, Jr., and Charles W. Ritter, Jr., for election as Class III Directors to serve until the 2002 Annual Meeting. Jon A. Crocker, Toxey Hall, III, J. Marlin Ivey, Otho E. Pettit, Jr., and Charles W. Ritter, Jr., are currently serving as Class III Directors.

           Unless authority is expressly withheld, the proxy holders will vote the proxies received by them for the five (5) nominees for Class III Directors listed above, reserving the right, however, to cumulate their votes and distribute them among the nominees, in their discretion. Although each nominee has consented to being named in this Proxy Statement and to serve if elected, if any nominee should prior to the Annual Meeting decline or become unable to serve as a Director, the proxies will be voted by the proxy holders for such other persons as may be designated by the present Board of Directors. During 1998, the Company's Board of Directors had twelve (12) meetings. No incumbent Director attended less than 75% of the total number of meetings of the Board of Directors or committees upon which he served. The following table provides certain information about the nominees and the other current Directors of the Company.

           Pursuant to Mississippi Law and the Company's By Laws, Directors are elected by a plurality of the votes cast in the election of Directors. A "plurality" means that the individuals with the largest number of favorable votes are elected as Director, up to the maximum number of Directors to be chosen at the meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ALL THE NOMINEES

INFORMATION CONCERNING NOMINEES AND DIRECTORS

                                                 Amount and
                                                 Nature of
                                                 Beneficial
                Positions &                      Ownership of       Percent of
                Offices With                     Common Stock as    Common Stock
                Company or/and       Director    of January 31,     Beneficially
Name and Age    Employment           Since       1999               Owned (a)
--------------------------------------------------------------------------------

CLASS I
Fred A. Bell,   District manager,    1981        20,536                   0.56%
 Jr., 57        Mississippi
                Materials Corp.
                (Concrete and
                building materials
                manufacturer/
                distributor

Charles T.      Supervisor of        1980        15,208  (1)               0.42%
 England, 62    Finance Company
                subsidiaries of
                Merchants and
                Farmers Bank
                beginning in
                1995; Registered
                Representative of
                Security Financial
                Network in 1994;
                Farmer; formerly
                Chancery Clerk,
                Attala County


INFORMATION CONCERNING NOMINEES AND DIRECTORS (CONTINUED)

                                                   Amount and
                                                   Nature of
                                                   Beneficial
                                                   Ownership
                  Positions &                      of Common        Percent of
                  Offices With                     Stock as of      Common Stock
                  Company or/and        Director   January 31,      Beneficially
Name and Age      Employment            Since      1999             Owned (a)
--------------------------------------------------------------------------------

CLASS I (continued)
Joseph M.         President and CEO,    1994       103,022 (2)            2.83%
 Ivey, 40         Building One                     (3) (11)
                  Services Corporation
                  (facilities services
                  company), since
                  February, 1999.
                  Chairman and CEO,
                  Ivey Mechanical
                  Company (plumbing
                  and electrical
                  contractors), until
                  February, 1999

Susan McCaffery,  Retired; Member of    1987       117,098 (4) (5)        3.22%
 59               Audit Committee;
                  Former Professor,
                  Wood College

Edward G.         Member of Audit       1989         8,306  (6)           0.23%
 Woodard, 44      Committee; President,
                  K. M. Distributing
                  Company, Inc.
                  (wholesaler of chain
                  saws, lawn and
                  gardening equipment)

CLASS II
Barbara K.        Retired; Member of    1995         2,000                0.05%
 Hammond, 54      Audit Committee;
                  Former Specialist,
                  Circuit Capacity
                  Management, BellSouth

R. Dale McBride,  President, Merchants  1979        17,764  (8)           0.49%
 59               and Farmers Bank,
                  Durant

Hugh S. Potts,    Chairman of the       1979       392,754 (4) (9)       10.79%
 Jr., 54          Board and CEO of
                  the Company since
                  1994; Vice Chairman,
                  1983-1993; Vice
                  President, 1979-1983

W. C. Shoemaker,  Consultant, IMC       1979        40,266                1.11%
 66               Webb Graphics
                  (Printing);
                  President, W.C.
                  Shoemaker, Inc.
                  (investments & real
                  estate)

Scott M. Wiggers, President of the      1983         5,800 (7)            0.16%
 54               Company since 1988
                  and Treasurer since
                  1979; Corporate
                  President, Merchants
                  & Farmers Bank

CLASS III
Jon A. Crocker,   Chairman & CEO,       1996        63,675 (10)           1.75%
 56               Merchants & Farmers
                  Bank, Bruce Branch


Toxey Hall, III,  Member of Audit       1984         2,112                0.06%
 59               Committee; President,
                  Thomas-Walker-Lacey
                  (retail discount store)


INFORMATION CONCERNING NOMINEES AND DIRECTORS (continued)

                                                   Amount and
                                                   Nature of
                                                   Beneficial
                                                   Ownership
                  Positions &                      of Common        Percent of
                  Offices With                     Stock as of      Common Stock
                  Company or/and        Director   January 31,      Beneficially
Name and Age      Employment            Since      1999             Owned (a)
--------------------------------------------------------------------------------

CLASS III (continued)
J. Marlin Ivey,   Member of Audit       1979       112,512 (2) (11)       3.09%
 62               Committee; President,
                  Ivey National
                  Corporation (holding
                  company for various
                  businesses)

Otho E. Pettit,   Attorney at Law,      1993        12,379 (12)           0.34%
 Jr., 48          Thornton, Guyton,
                  Dorrill & Pettit

Charles W.        Chairman of Audit     1979       152,000 (13)           4.18%
 Ritter, Jr.,     Committee; President,
 65               The Attala Company
                  (feed manufacturing
                  company)


ALL DIRECTORS AND EXECUTIVE OFFICERS
AS A GROUP (19 PERSONS)..................973,494...........................26.8%

           (a)  Constitutes sole ownership unless otherwise indicated.

           (1) Mr. England shares voting and investment power with respect to these shares with his wife.
           (2)  Director J. Marlin Ivey is the father of director Joseph M. Ivey
           (3)  Includes 300 shares owned by Mr. Joseph Ivey's minor children.
           (4) Mrs. McCaffery and Hugh S. Potts, Jr. are brother and sister. Their father is the Company's former Chief Executive Officer and Chairman of the Board, Hugh S. Potts, Sr.

           (5) Mrs. McCaffery shares voting and investment power with respect to 761 of these shares with her husband and includes 15,500 shares owned by Mrs. McCaffery's husband.
           (6)  Includes 880 shares owned by Mr. Woodard's wife.
           (7)  Includes 1,144 shares owned by Mr. Wiggers' wife and daughter.
           (8) Mr. McBride shares voting and investment power with respect to 14,500 of these shares with his wife and children.
           (9) Mr. Potts, Jr. shares voting and investment power with respect to 69,500 of these shares, which are held in two trusts and includes 43,984 shares owned by his wife and minor children. Mr. Potts, Jr. is the trustee over The Salt & Light Foundation which owns 46,754 shares.
           (10) Of these shares, 6,325 are registered in the name of BellAire
                Corporation, of which Mr. Crocker's wife is a director.
           (11) Of these shares, 92,512 are registered in the name of Ivey
                National Corporation, of which Mr. J. Marlin Ivey is the President and Mr. Joseph M. Ivey is an officer.
           (12) Includes 3,726 owned by Mr. Pettit's wife and children.
           (13) Includes 60,000 shares owned by Mr. Ritter's wife.


            Charles W. Ritter, Jr., is a director of Sanderson Farms, Inc., Laurel, Mississippi. Joseph M. Ivey is a director of Building One Services Corporation, Washington, D.C. None of the other Directors are a director of another company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the reporting requirements of Section 15(d) of the Act, or registered as an investment company under the Investment Company Act of 1940.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

             Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. Executive officers and directors are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to the Company's executive officers and directors were complied with, except for the following:

                  Robert C. Thompson, III reported the acquisition of shares to First M & F Corporation nine (9) days late for the month required. This was due to an oversight by the reporting person with no intent to delay.

PRINCIPAL SHAREHOLDER

             Management of the Company knows of no person who owns of record or beneficially, directly or indirectly, more than 5% of the outstanding common stock of the Company except as set forth below:

Name and Address                Amount and Nature of Beneficial      Percent of
of Beneficial Owner             Ownership of Common Stock            Class
--------------------------------------------------------------------------------
Hugh S. Potts, Jr               392,754 shares (1)                       10.79%
1104 Walnut Road
Kosciusko, MS  39090


(1) Mr. Potts shares voting and investment power with respect to 69,500 of these shares, which are held in two trusts.


EXECUTIVE COMPENSATION

             The following tables show the cash compensation for 1997, 1996 and 1995 for the Chief Executive Officer of the Company and all Executive Officers of the Company and the Bank whose cash compensation exceeded $100,000.


--------------------------------------------------------------------------------
Name and Principal   Year   Salary      Bonus      Other Annual     All Other
Position                                           Compensation     Compensation
--------------------------------------------------------------------------------
                                                   $ 2,736  (1)
Hugh S. Potts, Jr.   1998   $ 175,000   $ 13,750   $ 3,680  (3)     $ 4,375  (4)
                     -----------------------------------------------------------
Chairman of the                                    $ 2,317  (1)
Board and CEO        1997   $ 167,308   $ 15,000   $ 3,219  (3)     $ 4,183  (4)
                     -----------------------------------------------------------
since 4/15/94                                                       $ 2,016  (1)
                     1996   $ 153,653   $ 12,292   $   887  (2)     $ 3,841  (4)
--------------------------------------------------------------------------------
Scott M. Wiggers     1998   $ 130,000   $  6,500   $ 1,958  (1)     $ 3,250  (4)
                     -----------------------------------------------------------
President            1997   $ 121,731   $ 15,000   $ 1,640  (1)     $ 3,043  (4)
                     -----------------------------------------------------------
                     1996   $ 113,654   $  9,092   $ 1,613  (1)     $ 2,841  (4)
--------------------------------------------------------------------------------
Jeffrey A. Camp      1998   $  98,077   $ 21,942   $   330  (1)     $ 5,659  (5)
Executive Vice                                     $ 1,760  (2)
President And
Senior Credit
Officer
--------------------------------------------------------------------------------


(1)Cost of excess life insurance
(2)Automobile allowance
(3)Cost of country club memberships
(4)Company Contribution of the 401k plan
(5)Moving expense reimbursement


PENSION PLAN. The following table indicates the estimated annual benefits payable to persons in specified classifications upon retirement at age 65.

--------------------------------------------------------------------------------
Five Years
Average Annual
Compensation                     Credited Years of Service
--------------------------------------------------------------------------------
              15            20            25             30            35
$   25,000    $     3,000   $   4,000     $     5,000    $    6,000    $   7,000
    50,000          6,000       8,000          10,000        12,000       14,000
    75,000          9,000      12,000          15,000        18,000       21,000
   100,000         12,000      16,000          20,000        24,000       28,000
   160,000         19,200      25,600          32,000        38,400       44,800


             Credited years of service for the individuals named in the Summary Compensation Table above are anticipated to be as follows: Hugh S. Potts, Jr. - 37 years; Scott M. Wiggers - 34 years; Jeffrey A. Camp - 26 years.

             A participant in First M & F's Pension Plan whose service is terminated on or before his normal retirement date is eligible to retire and receive a normal retirement benefit. The amount of the normal benefit under the Plan is equal to 1/12 of the sum of the amounts described below in (1) and (2) multiplied by (3) where:

            (1) = eight-tenths of one percent (0.8%) of the participant average earnings;
            (2) = twenty-five hundredths percent (0.25%) of the participants average earnings in excess of Twenty-Four Thousand and no/100 dollars ($24,000.00); and
            (3) = the participant's benefit service as of his normal retirement date.

             If a participant's annual benefit commences before the participant's social security retirement age, but on or after age 62, the amount of the benefit is reduced. If the annual benefit of a participant commences prior to age 62, the amount of the benefit shall be the actuarial equivalent of an annual benefit beginning at age 62 reduced for each month by which benefits commence before the month in which the participant attains age 62. If the annual benefit of a
         participant   commences   after  the   participant's   social  security
         retirement age, the benefit amount is adjusted so that it is the actuarial equivalent of an annual benefit beginning at the participant's social security retirement age.

         DIRECTOR COMPENSATION. Non-officer Directors receive annual compensation in the amount of $1,000 per Board Meeting attended payable at the end of the year, plus an additional $20 for each committee meeting attended.

FIVE YEAR SHAREHOLDER RETURN COMPARISON

             Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the NASDAQ Market US Index and the NASDAQ Bank Index which consists of the period of five
        (5) years beginning in 1993.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

         Among First M & F Corporation, The NASDAQ Stock Market (U.S.) Index and The NASDAQ Bank Index

Cumulative Total Return      12/93    12/94    12/95    12/96    12/97    12/98
--------------------------------------------------------------------------------

First M & F Corporation      100      108      190      258      366      337
NASDAQ Stock Market (U.S.)   100       98      138      170      209      293
NASDAQ Bank                  100      100      148      196      328      325

* 100 invested on 12/31/93 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.

INDEPENDENT PUBLIC ACCOUNTANTS

             Shearer, Taylor & Co., P.A. were the independent accountants for the Company during the most recently completed fiscal year and will serve as the independent accountant for the Company during the current fiscal year. Representatives of this firm will be present at the Annual Meeting and have an opportunity to make statements if they so desire and are expected to be available to respond to appropriate questions.

SALARY AND BENEFIT COMMITTEE REPORT ON EXECUTIVE COMPENSATION

             This report reflects the Company's compensation philosophy for all executive officers, as endorsed by the Board of Directors and the Salary and Benefits Committee. The committee is comprised of Directors:
         Hugh S. Potts, Jr., J. Marlin Ivey, Charles W. Ritter, Jr., W. C. Shoemaker, and Edward G. Woodard and determines annual base salary adjustments and annual pay for performance bonus awards.

             In determining the compensation to be paid to the Company's executive officers in 1998, the Salary and Benefit Committee employed compensation policies designed to align the compensation of Mr. Potts, Mr. Wiggers, and other executive officers with the Company's overall business strategy, values and management initiatives. These policies are intended to reward executives for strategic management and the enhancement of shareholder value and support a performance-oriented environment that rewards achievement of internal goals.

             In 1998, Messrs. Potts and Wiggers received an increase in base salary of 4.6% and 6.8% respectively, from their 1997 base salary. The increases were consistent with the 7.1% improvement in Company profits for 1997 over 1996.

             The Company has established performance goals in four categories which are to be met by improvements in ratios or amounts as applicable from the last fiscal year. The four categories are: Growth, which is measured by increases in loan volume and core deposit volume; Profits, measured by increases in net interest margin (%) and an increase in non-interest income; Quality, the goal of which is to maintain the previous year's percentage of nonperforming assets and net charge-offs, with a penalty factor if the percentage increases from the previous year; and Productivity, measured by an increase in pre-tax income divided by salaries and benefits.

             The model calculates the bonus by weighting the categories and combining the results in each category to arrive at a bonus as a percentage of base salary. A bonus is awarded if the 1998 Company results in any category were an improvement over 1997 results. If the 1998 results were an improvement over 1997 results in each category, a bonus of approximately 2.0% of base salary would be awarded. If the 1998 Company budget was met in each category, the bonus is approximately 12%. If budget is exceeded in one or more categories, the bonus increases on a sliding scale, with the maximum bonus of approximately 22.0% of base salary.

             The Company's loan volume was below the budgeted amount by 2.4% and core deposit volume was above the budgeted amount by 10% in 1998. The net interest margin was below the budgeted amount. Noninterest income was slightly below the budgeted amount while noninterest expense was above the budgeted amount in 1998. Based upon the model, bonuses of $13,750 and $6,500 were awarded to Messrs. Potts and Wiggers respectively.

             Additionally, the Company subscribes to and participates in the Mississippi Bankers Association survey, which provides the Committee with comparative compensation data from the Company's market areas and its peer groups. This information is used by the committee to ensure that it is providing compensation opportunities comparable to its peer group, thereby allowing the Company to retain talented executive officers who contribute to the Company's overall and long-term success.

             Submitted by the Company's Salary and Benefit Committee: Hugh S. Potts, Jr., Chairman, J. Marlin Ivey, Charles W. Ritter, Jr., W. C. Shoemaker, and Edward G. Woodard.

TRANSACTIONS WITH MANAGEMENT

             First M & F Corporation's subsidiary, Merchants and Farmers Bank, Kosciusko, Mississippi, (the "Bank") has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders, and their associates. Such transactions are completed on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and do not involve more than the normal risk of collectibility or present other unfavorable features. Such loans are extended on a secured basis. The aggregate amount of loans outstanding to directors, principal officers and their interests to the Bank as of December 31, 1998, totaled $1,343,000. Other than these transactions, there were no material transactions during 1998 between directors and officers and the Bank or the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

             The Company has a standing Audit Committee of its Board of Directors which met two (2) times during 1998. Presently Charles W. Ritter, Jr., serves as Chairman and other members are Barbara K. Hammond, J. Marlin Ivey, Susan P. McCaffery, Edward G. Woodard and Toxey Hall III. The Audit Committee reviews audit plans, examination results of both independent and internal auditors and makes recommendations to the Board of Directors concerning independent auditors.

             The Company has a standing Salary and Benefit Committee which met two (2) times during 1998 and makes recommendations to the Board of Directors on all officers' salaries and compensation. Presently Hugh S. Potts, Jr., serves as Chairman and other members are J. Marlin Ivey, Charles W. Ritter, Jr., W. C. Shoemaker, and Edward G. Woodard.

             The Company does not have a standing Nominating Committee. The Company's By-Laws are silent as to nominations to the Board of Directors, other than those made by or at the direction of the Board of Directors.

             Merchants & Farmers Bank has among other committees, an Investment Committee which meets quarterly, a Loan and Policy Committee which meets weekly, an Executive and Administrative committee which meets bi-annually, a Trust Committee which meets monthly and an Electronic Data Processing Steering Committee which meets quarterly.

PROPOSAL NO. 2 - ADOPTION OF STOCK OPTION PLAN

             The Board of Directors on January 13, 1999, adopted a Stock Option Plan which grants incentive stock options (ISOs) to key employees and nonstatutory stock options (NSOs) to members of the Board. The purpose of the plan is to provide compensatory incentives to key officers and directors by permitting them to purchase stock in the Company at the market value on the date of grant. The maximum number of shares of stock that may be optioned or sold under the plan is 200,000 shares.

             Under the provisions of the Stock Option Plan, the Company and the participating employees and directors will execute agreements providing each of them with an option to purchase stock for the market value of the stock at the grant date within ten years of the execution of the agreement. Such shares may be treasury, or authorized but unissued shares of stock of the Company.

             The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement
         123).

             Pursuant to section 422 of the Internal Revenue Code, shareholder approval is required for the ISOs to qualify for favorable tax treatment. The Board recommends that the shareholders approve the Stock Option Plan.

OTHER MATTERS

             Management at present knows of no other business to be brought before the meeting. However, if other business is properly brought before the meeting, it is the intention of the management to vote the accompanying Proxies in accordance with its judgement.

PROPOSALS FOR 2000 ANNUAL MEETING

             Any shareholder who wishes to present a proposal at the Company's next Annual Meeting and who wishes to have the proposal included in the Company's Proxy Statement and form of proxy for the meeting must submit the proposal to the undersigned at the address of the Company not later than November 19, 1999.

             The accompanying Proxy is solicited by Management.

                                            By Order of THE BOARD OF DIRECTORS,




                                            Hugh S. Potts, Jr.
                                            Chairman and Chief Executive Officer



Dated and mailed at
Cranford, New Jersey
On or about March 17, 1999

Article I - Purpose of the Plan

         Purpose of the Plan. The purposes of this Plan are to encourage the stock ownership of First M & F Corporation by directors, officers, and other key employees of the Company and its Bank subsidiary, to provide an incentive for such individuals to improve profitability, and to assist the Company and subsidiary in attracting and retaining key employees and directors through the grant of Options.

Article II - Definitions

         Award means Options granted hereunder.

         Bank means First M & F Corporation, a financial institution organized under the laws of the State of Mississippi.

         Board means the Board of Directors of the Company.

         Code means the Internal Revenue Code of 1986, as amended. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated thereunder.

         Company means First M & F Corporation, a Mississippi business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, or any successors as described below.

         Date of Disability means the date on which a Participant is classified as Disabled.

         Death means a Participant's death while holding Options granted under this Plan.

         Director means a member of the Board who is not also employed by the Company or the Bank as an employee.

         Disability or Disabled means the permanent inability of a Participant to perform the duties and responsibilities for which he was employed by the Company or the Bank due to reasons of health or mental incapacity.

         Eligible Employee means any person employed by the Company or the Bank on a full-time, salaried basis who satisfies all of the requirements for eligibility.

         Fair Market Value means the fair market value of the Stock, as determined by the Board; provided, however, that (i) if the Stock is admitted to quotation on the National Association of Securities Dealers Quotation system on the date that the Option is granted, Fair Market Value shall not be less than the average of the highest bid and lowest asked prices of the Stock on such system on such date, or (ii) if the Stock is admitted to trading on a national securities exchange on the date the Option is granted, Fair Market Value shall not be less than the last sale price reported for the Stock on such exchange on such date or, in the absence of such a reported sale price, on the last date preceding such date on which a sale was reported.

         Incentive Stock Option means an Option that is an incentive stock option within the meaning of Section 422 of the Code and that is granted.

         Nonqualified Stock Option means an Option that is not an Incentive Stock Option and that is granted.

         Option means either a Nonqualified Stock Option or an Incentive Stock Option.

         Participant means a Director or Eligible Employee who has been granted an Award under this Plan.

         Plan means this First M & F Corporation Stock Option Plan.

         Retirement means normal retirement by an employee from the Company under a retirement plan maintained by the Company, or, in the case of a Director, termination from the Board due to attaining mandatory retirement age.

         Retirement Date is the Participant's date of Retirement.

         Stock means the common stock, par value $5 per share, of the Company.

         Stock Option Agreement means an agreement with respect to Options granted.

         Termination means (i) in the case of an Eligible Employee, the resignation or discharge from employment with the Company, except in the event of Death, Disability, or Retirement, and (ii) in the case of a Director, the resignation or removal from, or the expiration of the term of service on, the Board.

         Vested Option means, at any date, an Option that a Participant is then entitled to exercise pursuant to the terms of a Stock Option Agreement.

Article III - Effective Date and Duration

         Effective Date. Except as provided to the contrary herein, this Plan shall be effective as of January 1, 1999.

         Period For Grants Of Awards. Awards may be made as provided herein for a period of ten (10) years after the initial effective date of the Plan.

         Shareholder Approval. The Plan shall be submitted to the shareholders of the Company for approval within 12 months after the date the Plan is adopted by the Board.

         Termination. This plan shall be terminated as provided in Article XII, but shall continue in effect until all matters relating to the payment of Awards and the administration of the Plan have been settled.

Article IV - Administration

         Administration. This Plan shall be administered by the Board. All questions of interpretation and application of this Plan, or of the terms and conditions pursuant to which Awards are granted, exercised, or forfeited under the provisions hereof, shall be subject to the determination of the Board. Such determination shall be final and binding upon all parties affected thereby.

Article V - Grant Of Awards And Limitations On Number Of Shares Of Stock Awarded

         Grant Of Awards; Number Of Shares. The Board may, from time to time, grant Awards of Options to one or more Directors and/or Eligible Employees; provided that:

         (a) Subject to any adjustment pursuant to Article X or Article XI, the aggregate number of shares of Stock subject to Awards under this Plan may not exceed 200,000 shares;
         (b) To the extent that an Award lapses or the rights of the Participant to whom it was granted terminate, or to the extent that the Award is canceled by mutual agreement of the Board and the Participant (which cancellation opportunities may be offered by the Board to Participants from time to time), any shares of Stock subject to such Award shall again be available for the grant of the Award hereunder;
         (c) Shares of Stock ceasing to be subject to an Award because of the exercise of an option shall no longer be available for the grant of an Award hereunder;
         (d) Directors shall not be eligible to receive awards of Incentive Stock Options hereunder; and
         (e) Shares of Stock that are the subject of grants of Options under this Plan shall be set aside out of authorized but unissued shares of Stock not reserved for other purposes.

         In determining the size of Awards, the Board may take into account a Participant's responsibility level, performance potential, cash compensation level, the Fair Market Value of the Stock at the time of Awards, and such other considerations as it deems appropriate.

Article VI - Eligibility

         Eligible Individuals. Full-time, salaried officers and other key employees of the Company (including officers or employees who are members of the Board) and Directors shall be eligible to receive Awards under this Plan, provided they are residents of the State of Mississippi. Subject to the provisions of this Plan, the Board shall from time to time select from such eligible persons those to whom Awards shall be granted and determine the size of the Awards. A Participant may hold more than one Option at any one time. No Director, officer, or employee of the Company shall have any right to be granted an Award under this Plan, as all Awards granted hereunder are granted in the sole and absolute discretion of the Board, as provided herein.

Article VII - Options

         Grants Of Options. Awards shall be granted to Participants in the form of Options to purchase Stock.

         Type Of Option. The Board may choose to grant a Participant who is a a Director Nonqualified Stock Options and it may choose to grant a Participant who is an Eligible Employee either Incentive Stock Options or Nonqualified Stock Options or both, subject to the limitations contained herein.

         Incentive Stock Option Dollar Limitations. If the Board grants Incentive Stock Options, the aggregate Fair Market Value (determined at the time the Option is granted) of any such Options plus any incentive stock options qualified under Section 422 of the Code and granted under any other plans of the Company that shall be first exercisable by any one Participant during any one calendar year shall not exceed $100,000, or such other dollar limitation as may be provided in the Code.

Article VIII - Term And Conditions Of Stock Option Agreements

         Stock Option Agreements. Awards shall be evidenced by Stock Option Agreements in such form as the Board shall, from time to time, approve. Such Stock Option Agreements, which need not be identical, shall comply with and be subject to the following terms and conditions:

         (a) Medium of Payment. Upon exercise of the Option, the Option price shall be payable in United States dollars in cash or by certified check, bank draft, money order payable to the order of the Company, or Stock, or a combination thereof.
         (b) Number of Shares. The Stock Option Agreement shall state the total number of shares to which it pertains.
         (c) Option Price. With respect to Incentive Stock Options, the Option price shall be not less than the Fair Market Value of such shares on the date of granting of the Option (or one hundred ten percent (110%) of such amount if the Option is granted to an individual owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company). With respect to Nonqualified Stock Options, the Option price shall not be less than the Fair Market Value of such shares on the date of the granting of the Option. (d) Term of Options. Each Nonqualified and Incentive Stock Option granted under this Plan shall expire not more than ten (10) years from the date the Option is granted, except that each Incentive Stock Option granted under the plan to an individual owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall expire not more than five (5) years from the date the Option is granted.
         (e) Date of Exercise. Except for such limitations as may be provided by the Board in its discretion pursuant to Article VII, any Vested Option may be exercised in whole at any time during its term or in part from time to time during its term.
         (f) Exercise of Option or Forfeiture. Except as otherwise provided in any employment agreement or other written agreement with the Participant, if a Participant ceases employment with the Company or ceases to be a Director, as the case may be, prior to exercise of the Participant's Options, such Options shall be exercised or forfeited as follows:
                   (i) Termination. Upon the Termination of a Participant who is an Eligible Employee, the Participant's Vested Options shall be exercisable within three (3) months (or such shorter period as the Code or the terms of the particular Options may require) of the Participant's Termination. In default of such timely exercise, all Options of the Participant shall be forfeited.
                   (ii) Retirement. Upon the Retirement of a Participant who is an Eligible Employee, the Participant's Options (which shall become Vested Options as of the Participant's Retirement Date) shall be exercisable within three (3) months (or such shorter period as the Code or the terms of the particular Options may require) of the Participant's Retirement Date. In default of such timely exercise, all Options of the Participant shall be forfeited.
                   (iii) Termination  of  Director  Status.  In the case of a
                         Participant who is a Director and who ceases to be a Director for a reason other than Retirement or Death, the Participant's Options shall be exercisable within three (3) months (or such shorter period as the Code or the terms of the particular Options may require) of the termination. In the case of a Participant who is a Director and who ceases to be a Director due to Retirement, the Participant's Options shall be exercisable within thirty-six (36) months (or such shorter period as the terms of the particular Options may require) of the termination.
                   (iv) Disability. Upon the Disability of a Participant, the Participant's Options (which shall become Vested Options as of the Participant's Date of Disability) shall be exercisable within three (3) months (or such shorter period as the Code or the terms of the particular Options may require) of the Participant's Date of Disability. In default of such timely exercise, all Options of the Participant shall be forfeited.

                   (v) Death. If the Participant dies while in the employment of the Company, while serving as a Director, or within
                         the period of time after Retirement during   which  the
                         Participant would have been entitled to exercise his or
                         her option rights, the Participant's estate,   personal
                         representative, or beneficiary (as applicable) shall have the right to exercise such Options (which shall become Vested Options as of the date of the Participant's Death) within one hundred eighty (180) days from the date of the Participant's death (or such shorter period as the Code or the terms of the particular Options may require).
         (g) Agreement as to Sale of Securities. If, at the time of the exercise of any Option, in the opinion of counsel for the Company, it is necessary or desirable, in order to comply with any applicable laws or regulations relating to the sale of securities, that the Participant exercising the Option shall agree to purchase the shares that are subject to the Option for investment only and not with respect to any present intention to resell the same and that the Participant will dispose of such shares only in compliance with such laws and regulations, the Participant will, upon the request of the Company, execute and deliver to the Company an agreement to such effect. The Participant shall agree to comply with the right of first refusal and other provisions of his or her Stock Option Agreement and to become a party to any shareholder's agreement in effect among the Company and its stockholders.
         (h) Minimum Number of Shares. The minimum number of shares with respect to which an Option may be exercised at any one time shall be five hundred (500) shares, unless the number is the total number at the time available for exercise under the Award.
         (i) Required Amendments. Each Award shall be subject to any provision necessary to ensure compliance with federal and state securities laws.
         (j) Limitation of Participant Rights. A Participant shall not be deemed to be the holder of, or to have the rights of a holder with respect to, any shares of Stock subject to such Option unless and until the Option shall have been exercised pursuant to the terms thereof, the Company shall have issued and delivered the shares to the Participant, and the Participant's name shall have been entered as a stockholder of record on the books of the Company. Thereafter, the Participant shall have full voting, dividend, and other ownership rights with respect to such shares of Stock.

Article IX - Grants In Substitution For Options Granted By Other Corporations

         Substitute Awards. Awards may be granted under this Plan from time to time in substitution for similar awards held by employees of the Company or the Bank as the result of merger or consolidation of the employing corporation with the Company or the Bank, or the acquisition by the Company of fifty percent (50%) or more of the stock of the employing corporation, or the acquisition by the Company of the assets of the employing corporation, or the acquisition by the Company of fifty percent (50%) or more of the stock of the employing corporation causing it to become a subsidiary. Subject to any conditions that may be required for the Plan to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, the terms and conditions set forth in this Plan to such extent as the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the options in substitution for which they are granted.

Article X - Changes In Capital Structure

         Capital Structure Changes.

         (a) If the outstanding shares of the Company's Stock as a whole are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, or the like, an appropriate and proportionate adjustment shall be made in the number and kinds of shares subject to the plan and in the number, kinds, and per share exercise price of shares subject to unexercised Options or portions thereof granted prior to any such change. Any such adjustment in an outstanding Option, however, shall be made without a change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the price for each share of Stock covered by the Option.
         (b) Upon dissolution or liquidation of the Company, or upon a reorganization, merger, or consolidation in which the Company is not the surviving corporation, or upon the sale of substantially all of the assets of the Company to another corporation the Plan and the Options issued thereunder shall terminate. In the event of such termination, all outstanding Options shall be exercisable in full for at least thirty (30) days prior to the termination date whether or not otherwise exercisable during such period.
         (c) In the event of a change in the Stock which is limited to a change in the designation thereof to "capital stock" or other similar designation, or in par value at no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to be Stock within the meaning of this Plan.
         (d) Adjustments under this Section shall be made by the Board, whose determination as to what adjustment shall be made, and the extent thereof, shall be conclusive. The Board shall have the discretion and power in any such event to determine and to make effective provision for the acceleration of time during which the Option may be exercised, notwithstanding the provisions of the Option setting forth the date or dates on which all or any part of it may be exercised. No fractional shares of Stock shall be issued under the Plan on account of any adjustment specified above.

Article XI - Company Successors

         In General. If the Company shall be the surviving or resulting corporation in any merger, sale of assets or sale of stock, consolidation, or corporate reorganization (including a reorganization in which the holders of Stock receive securities of another corporation), any Award granted hereunder shall pertain to and apply to the securities to which a holder of Stock would have been entitled. The Board shall make such appropriate determinations and adjustments as it deems necessary so as to substantially preserve the rights and benefits, both as to the number of shares and otherwise, of Participants under this Plan.

Article XII - Amendment

         Amendments and Termination.  The Plan shall terminate on the tenth
         (10th) anniversary of the initial effective date of the Plan and, in addition, the Board may at any time and from time to time alter, amend, suspend, or terminate this Plan in whole or in part, except (i) without such stockholder approval as may be required by law and the Company's charter, no such action may be taken which changes the minimum Option price, increases the maximum term of Options, materially increases the benefits accruing to Participants hereunder, materially increases the number of securities that may be issued pursuant to this Plan (except as provided in Article X), extends the period for granting Awards hereunder, or materially modifies the requirements as to eligibility for participation hereunder, and (ii) without the consent of the Participant to whom any Award shall theretofore have been granted, no such action may be taken that adversely affects the rights of such Participant concerning such Award, except as such termination or amendment of this Plan is required by statute, or rules and regulations promulgated thereunder, or as otherwise permitted hereunder.

Article XIII - Miscellaneous Provisions

         Nontransferability. Except by the laws of descent and distribution, no benefit provided hereunder shall be subject to alienation, assignment, or transfer by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature, and any attempted alienation, assignment, attachment, or transfer shall be void and of no effect whatsoever and upon any such attempt, the benefit shall terminate and be of no force or effect. During a Participant's lifetime, Options granted to the Participant shall be exercisable only by the Participant. Shares of stock shall be delivered only into the hands of the Participant entitled to receive the same or into the hands of the Participant's authorized legal representative.

         No Employment Right. Neither this Plan nor any action taken hereunder shall be construed as giving any right to any individual to be retained as a director, officer, or employee of the Company.

         Tax Withholding. The Company shall have the right to deduct from all Awards paid by any federal, state, local, or employment taxes that it deems are required by law to be withheld with respect to such payments. In the case of Awards paid in Stock, the Participant receiving such Stock may be required to pay the Company an amount required to be withheld with respect to such Stock. At the request of a Participant, such sums as may be required for the payment of any estimated or accrued income tax liability may be withheld and paid over to the governmental entity entitled to receive same.

         Acceleration. Except as otherwise provided hereunder, the Board may in its discretion accelerate the time at which an Option granted hereunder may be exercised.

         Fractional Shares. Any fractional shares concerning Awards shall be eliminated at the time of payment or payout by rounding down for fractions of less than one half (1/2) and rounding up for fractions equal to or more than one half (1/2).

         Government and Other Regulations. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by any government agencies as may be deemed necessary or appropriate by the Board. If Stock awarded hereunder may in certain circumstances be exempt from registration under the Securities Act of 1933, the Company may restrict its transfer in such manner as it deems advisable to ensure such exempt status. The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan. The Plan shall be subject to any provision necessary to assure compliance with federal and state securities laws.

         Indemnification. Each person who is or at any time serves as a member of the Board shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expenses that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under this Plan; and (ii) any and all amounts paid by such person in satisfaction of judgement in any such action, suit, or proceeding relating to the Plan. Each person covered by this indemnification shall give the Company an opportunity, at its own expenses, to handle and defend the same before such person undertakes to handle and defend the same on such person's own behalf. The foregoing right to indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the charter or bylaws of the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

         Reliance on Reports. Each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company, and upon any other information furnished in connection with this Plan. In no event shall any person who is or shall have been a member of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information, or for any action taken, including the furnishing of information, or failure to act, if in good faith.

         Governing Law. All matters relating to this Plan or to awards granted hereunder shall be governed by the laws of the State of Mississippi, without regard to the principles of conflict of laws thereof, except to the extent preempted by the laws of the United States.

         Relationship to Other Benefits. No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, or group insurance plan of the Company.

         Expenses. The expenses of implementing and administering this Plan shall be borne by the Company.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         The Board of Directors and Shareholders
         First M & F Corporation
         Kosciusko, Mississippi

             We have audited the accompanying consolidated statements of condition of First M & F Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

             The consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been restated to reflect the pooling of interests with First Bolivar Capital Corporation as described in Note 2 to the financial statements. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for First Bolivar Capital Corporation as of December 31, 1997, and for the years ended December 31, 1997 and 1996, is based solely on the report of the other auditors.

             We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

             In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First M & F Corporation and subsidiary as of December 31, 1998 and 1997, the results of their consolidated operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



         Jackson, Mississippi
         February 5, 1999
                                                    Certified Public Accountants

                                                                 6360 I-55 North
                                                                       Suite 330
                                                               P.O. Drawer 13157
                                                         Jackson, MS  39236-3157
                                                          Telephone 601/956-0993


CONSOLIDATED STATEMENTS OF CONDITION

December 31,                                        1998                   1997
--------------------------------------------------------------------------------
Assets
  Cash and due from banks                $    22,807,101        $    27,594,682
  Interest bearing bank balances               6,485,441             10,801,934
  Federal funds sold                          18,850,000              3,500,000
  Securities available for sale, amortized
  cost of $207,794,000 and $126,807,000      210,646,083            127,721,719
  Investment securities, market value of
  $59,696,000 in 1997                               -                58,785,352

  Loans, net of unearned income              414,183,683            375,905,546
  Allowance for possible loan losses          (5,835,000)            (5,315,077)
                                          --------------------------------------
  Net loans                                  408,348,683            370,590,469
                                          --------------------------------------

  Bank premises and equipment                 11,372,484              9,847,527
  Accrued interest receivable                  6,489,178              5,854,687
  Other assets                                17,007,254              6,761,444
                                          --------------------------------------

                                         $   702,006,224        $   621,457,814
================================================================================


Liabilities and Stockholders' Equity
Liabilities:
  Deposits                               $   625,398,006        $   543,005,688
  Short-term borrowings                          829,072                   -
  Other borrowings                             8,570,778             16,417,491
  Accrued interest payable                     2,706,227              2,783,377
  Other liabilities                              990,564              1,605,261
                                         ---------------------------------------
  Total liabilities                          638,494,647            563,811,817
                                         ---------------------------------------

Stockholders' equity:
  Preferred stock:
    Class A; 1,000,000 shares authorized            -                       -
    Class B; 1,000,000 shares authorized            -                       -
  Common stock of $5.00 par value.
    15,000,000 shares authorized;
    3,639,779 and 3,637,870 shares issued     18,198,895             18,189,350
  Additional paid-in capital                  10,800,455             10,741,276
  Retained earnings                           32,722,727             28,139,330
  Accumulated other comprehensive income,
    net unrealized gain on securities          1,789,500                576,041
    available for sale
                                         ---------------------------------------
    Net stockholders' equity                  63,511,577             57,645,997
                                         ---------------------------------------

                                         $   702,006,224        $   621,457,814
================================================================================



CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31,              1998             1997             1996
--------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans     $ 37,238,594     $ 35,378,995     $ 32,619,776
  Taxable investments               8,582,067        8,418,728        8,201,904
  Tax-exempt investments            2,915,578        2,244,399        2,184,676
  Federal funds sold                  870,612          626,433          822,269
  Interest bearing bank balances      402,738          192,288          208,137
                                 -----------------------------------------------
    Total interest income          50,009,589       46,860,843       44,036,762
                                 -----------------------------------------------

Interest expense:
  Deposits                         23,802,926       21,660,776       19,387,027
  Short-term borrowings                22,046           16,618          940,052
  Other borrowings                    565,527          507,338          679,984
                                 -----------------------------------------------
    Total interest expense         24,390,499       22,184,732       21,007,063
                                 -----------------------------------------------

    Net interest income            25,619,090       24,676,111       23,029,699
  Provision for possible loan
  losses                            1,964,746        2,062,085        1,232,536
                                 -----------------------------------------------
    Net interest income after
    provision for possible
    loan losses                    23,654,344       22,614,026       21,797,163
                                 -----------------------------------------------

Other operating income:
  Service charges on deposit
  accounts                          3,789,439        3,589,094        3,690,424
  Gains on securities available
  for sale                            134,918           42,339           58,192
  Credit insurance income             492,851        1,022,996          468,052
  Other income                      1,084,101          586,245          548,383
                                 -----------------------------------------------
    Total other operating income    5,501,309        5,240,674        4,765,051
                                 -----------------------------------------------

Other operating expenses:
  Salaries and employee benefits    9,859,349        8,842,782        8,432,337
  Net occupancy expenses            1,183,238        1,035,126        1,048,602
  Equipment and data processing
  expenses                          2,154,188        1,876,508        1,861,463
  Other                             5,521,630        4,661,815        4,720,997
                                  ----------------------------------------------
    Total other operating expenses 18,718,405       16,416,231       16,063,399
                                  ----------------------------------------------
    Income before income taxes     10,437,248       11,438,469       10,498,815

  Income taxes                      2,594,981        3,291,988        2,875,774
                                  ----------------------------------------------
    Net income                   $  7,842,267     $  8,146,481     $  7,623,041
================================================================================
  Basic earnings per share       $       2.16     $       2.24     $       2.10
================================================================================


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


Years Ended December 31,         1998                1997             1996
--------------------------------------------------------------------------------
Net income                    $  7,842,267        $  8,146,481     $  7,623,041

Other comprehensive income,
 net of tax:
Change in unrealized gains
 (losses) on securities
 available for sale              1,298,053             302,725         (352,039)
Reclassification adjustment
 for gains on securities
 available for sale included
 in net income                     (84,594)            (26,547)         (38,407)
                               -------------------------------------------------
 Other comprehensive income      1,213,459             276,178         (390,446)
                               -------------------------------------------------

 Total comprehensive income    $ 9,055,726         $ 8,422,659      $ 7,232,595
================================================================================



CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

Years Ended December 31,

                                      Additional
                        Common        Paid-in        Retained       Unrealized    Treasury
                        Stock         Capital        Earnings       Gain (Loss)   Stock        Net
---------------------------------------------------------------------------------------------------------

January 1, 1996, as
 originally reported  $ 16,973,280  $ 10,653,316   $ 16,242,675   $  698,987    $ (48,828)   $ 44,519,430

Effect of pooling
  transaction            1,216,070        42,888      1,659,529       (8,678)        -          2,909,809
                      -----------------------------------------------------------------------------------

January 1, 1996,
 as restated            18,189,350    10,696,204     17,902,204      690,309      (48,828)     47,429,239
---------------------------------------------------------------------------------------------------------


Net income                    -             -         7,623,041         -            -          7,623,041
Cash dividends (0.75
 per share)                   -             -        (2,545,098)        -            -         (2,545,098)
Sale of 3,756 shares of
 treasury stock               -           45,072           -            -          48,828          93,900
Net change in
 unrealized gain (loss)       -             -              -        (390,446)        -           (390,446)
                       -----------------------------------------------------------------------------------

December 31, 1996       18,189,350    10,741,276     22,980,147      299,863         -         52,210,636
-------------------------------------------------------------------------------------------------------


Net income                    -             -         8,146,481         -            -          8,146,481
Cash dividends ($0.88
 per share)                   -             -        (2,987,298)        -            -         (2,987,298)
Net change in
 unrealized gain (loss)       -             -              -         276,178         -            276,178
                       -----------------------------------------------------------------------------------


December 31, 1997       18,189,350    10,741,276     28,139,330      576,041         -         57,645,997
----------------------------------------------------------------------------------------------------------


Net income                    -             -         7,842,267         -            -          7,842,267

Cash dividends ($0.96
 per share)                   -             -        (3,258,870)        -            -         (3,258,870)
1,909 common shares
 issued to acquire
 minority interest
 of merged bank              9,545        59,179           -            -            -              68,724
Net change in
 unrealized gain (loss)       -             -              -       1,213,459         -           1,213,459
                       ------------------------------------------------------------------------------------


December 31, 1998    $ 18,198,895   $ 10,800,455   $ 32,722,727  $ 1,789,500         -        $ 63,511,577
============================================================================================================




CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,                   1998          1997          1996
--------------------------------------------------------------------------------

Cash flows from operating activities:
Net income                               $ 7,842,267   $ 8,146,481  $ 7,623,041
Adjustments to reconcile net income to
  net cash provided by operating
   activities:
  Depreciation and amortization            1,547,827     1,356,570    1,318,138
  Provision for possible loan losses       1,964,746     2,062,085    1,232,536
  Net investment amortization                730,872       440,203      287,770
  Gain on sales of investments              (134,918)      (42,339)     (58,192)
  Deferred income taxes                     (293,264)     (225,531)    (150,687)
  (Increase) decrease in:
    Accrued interest receivable             (634,491)     (459,770)     (22,809)
    Cash surrender value of bank
      owned life insurance                  (402,258)         -            -
Increase (decrease) in:
  Accrued interest payable                   (77,150)      159,347      (68,379)
  Income taxes payable                      (409,799)      439,624     (215,037)
Other, net                                  (303,280)     (389,863)     164,561
                                         ---------------------------------------

  Net cash provided by
    operating activities                   9,830,552    11,486,807   10,110,942
                                         ---------------------------------------

Cash flows from investing activities:
  Purchases of securities available
    for sale                            (115,074,341)  (62,606,201) (68,510,627)
  Sales of securities available for
    sale                                  25,975,341    13,575,648   20,747,839
  Maturities of securities available
    for sale                              61,059,775    30,066,032   81,031,995
  Purchases of investment securities            -      (12,538,559) (11,756,845)
  Maturities of investment securities      5,344,261    10,837,441    7,322,310
  Net (increase) decrease in:
    Interest bearing bank balances         4,316,493   (10,652,140)     164,809
    Federal funds sold                   (15,350,000)   (3,000,000)     500,000
    Loans                                (41,366,432)  (20,434,546) (53,374,050)
    Bank premises and equipment           (2,829,517)   (2,359,913)  (1,585,118)
  Investment in bank owned life
    insurance                            (10,000,000)         -            -
  Proceeds from sales of other real
    estate and other repossessed
    assets                                 1,190,480     1,480,807    1,209,601
                                        ----------------------------------------

      Net cash used in investing
        activities                       (86,733,940)  (55,631,431) (24,250,086)
                                        ----------------------------------------




CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)


Years Ended December 31,                 1998           1997          1996
--------------------------------------------------------------------------------

Cash flows from financing activities:
Net increase (decrease) in:
  Non-interest bearing deposits       $ 12,885,744   $  5,764,696  $  4,407,845
  Money market, NOW and
    savings deposits                     71,655,466    21,408,889    33,128,737
  Certificates of deposit                (2,148,892)   19,038,739    21,986,764
  Securities sold under agreements
    to repurchase and other
    short-term borrowings                   829,072       (70,000)  (48,223,668)
Proceeds from other borrowings            3,000,000    10,101,723    11,848,000
Repayments of other borrowings          (10,846,713)   (4,067,371)   (8,509,546)
Cash dividends                           (3,258,870)   (2,987,298)   (2,545,098)
Treasury stock transactions                    -             -           93,900
                                      ------------------------------------------

      Net cash provided by
        financing activities             72,115,807    49,189,378    12,186,934
                                      ------------------------------------------

      Net increase (decrease) in cash
        and due from banks               (4,787,581)    5,044,754    (1,952,210)

Cash and due from banks at January 1     27,594,682    22,549,928    24,502,138
                                      ------------------------------------------

Cash and due from banks at December 31 $ 22,807,101  $ 27,594,682  $ 22,549,928
================================================================================


Note 1: Summary of Significant Accounting and Reporting Policies

             The accounting and reporting policies of First M & F Corporation (the Company) which materially affect the determination of financial position and results of operations conform to generally accepted accounting principles and general practices within the banking industry. A summary of these significant accounting and reporting policies is presented below.

Organization and Operations

             The Company is a one-bank holding company that owns 100% of the common stock of Merchants and Farmers Bank (the Bank) of Kosciusko, Mississippi. The Bank is a commercial bank and provides a full range of banking services through its offices in central Mississippi. As a state chartered commercial bank, the Bank is subject to the regulations of certain Federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation

             The consolidated financial statements of First M & F Corporation include the accounts of the Company and its wholly owned subsidiary, Merchants and Farmers Bank, and the accounts of the Bank's wholly owned finance subsidiary, credit insurance subsidiary, general insurance agency subsidiary and real estate subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

             The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" effective January 1, 1998. As required by this statement, the 1997 and 1996 financial statements have been restated for comparative purposes. This statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Comprehensive income includes net income reported in the statements of income and changes in unrealized gain (loss) on securities available for sale reported as a component of stockholders' equity. Unrealized gain (loss) on securities available for sale, net of deferred income taxes, is the only component of accumulated comprehensive income for the Company.

Investments

             Securities, which are available to be sold prior to maturity are classified as securities available for sale and are recorded at market value. Unrealized holding gains and losses are reported net of deferred income taxes as a separate component of stockholders' equity. Investment securities (securities held to maturity) are those securities which the Company has the ability and intent to hold until maturity and are recorded at amortized cost.

             Premiums and discounts are amortized or accreted over the life of the related security using the interest method. Interest income is recognized when earned. Realized gains and losses on securities available for sale are included in earnings and are determined using the specific amortized cost of the securities sold.

Loans

             Loans are stated at the principal amount outstanding, net of unearned income and an allowance for possible loan losses. Unearned income on installment loans is recognized as income principally using the interest method. Interest on all other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

             The Bank discontinues the accrual of interest on loans and recognizes income only as received when, in the judgment of management, the collection of interest, but not necessarily principal, is doubtful. Nonaccrual loans, and the related effect on income, are not material.

             A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank measures impaired and restructured loans at the present value of expected future cash flows, discounted at the loan's effective interest rate or the fair value of collateral if the loan is collateral dependent. Impaired loans are not material.

Allowance for Possible Loan Losses

             The Bank provides for loan losses through an allowance for possible loan losses established through a provision charged to expense. Accordingly, all loan losses are charged to the allowance for possible loan losses and all recoveries are credited to it. The allowance for possible loan losses is based on the evaluation of the collectibility of loans, past loan loss experience and other factors which, in management's judgment, deserve consideration in estimating possible loan losses. Such other factors considered by management include changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower's ability to pay, review of specific problem loans, and the relationship of the allowance to outstanding loans.

Bank Premises and Equipment

             Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed principally using the straight-line method and charged to operating expenses over the estimated useful lives of the assets. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Other Real Estate

             Other real estate acquired through partial or total satisfaction of loans is carried at the lower of market value or the recorded loan balance at date of acquisition (foreclosure). Any loss incurred at the date of acquisition is charged to the allowance for possible loan losses. Gains or losses incurred subsequent to the date of acquisition are reported in current operations. Related operating income and expenses are reported in current operations.

Amortization

             The Company's costs in excess of net bank assets acquired are being amortized on a straight-line basis over forty years. The Bank's costs in excess of net assets acquired in branch acquisitions are being amortized on a straight-line basis over five and ten years.

Income Taxes

             The Company, the Bank and the Bank's finance, general insurance agency and real estate subsidiaries file consolidated Federal and state income tax returns. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Deferred income tax expense (benefit) is the result of changes in deferred tax assets and liabilities between reporting periods.

Basic Earnings Per Share

             Basic earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the year. Weighted average shares outstanding were 3,637,875 in 1998, 3,637,870 in 1997, and 3,636,423 in 1996, as restated for the effect of a business combination accounted for as a pooling of interests in 1998.

Statements of Cash Flows

             In the accompanying consolidated statements of cash flows, the Company and subsidiary have defined cash equivalents as those amounts included in the statement of condition caption "Cash and Due from Banks." The following supplemental disclosures are made related to the consolidated statements of cash flows:

                                        1998           1997           1996
--------------------------------------------------------------------------------

Interest paid                         $ 24,468,000   $ 22,025,000   $ 21,075,000
Federal and state income taxes paid      3,346,000      3,078,000      3,301,000
Federal and state income tax refunds        48,000              -         60,000
Other real estate and repossessions
  acquired in noncash foreclosures         932,000      1,812,000      1,875,000
================================================================================


Reclassifications

             Certain reclassifications have been made to the 1997 and 1996 financial statements to be consistent with 1998 presentation.

Note 2: Business Combination

             On December 31, 1998, First Bolivar Capital Corporation of Cleveland, Mississippi (Bolivar) was merged with the Company and Bolivar's banking subsidiary was merged with the Bank. The stockholders of Bolivar received 243,214 shares of common stock of the Company in exchange for all of the issued and outstanding common shares of Bolivar. All financial data of the Company has been restated to reflect the business combination using the pooling of interests method of accounting. There were no material adjustments to the net assets of Bolivar as a result of adopting the same accounting methods as the Company. The effect of the pooling of interests on operations of the Company is as follows:


                                     1998              1997             1996
--------------------------------------------------------------------------------

Interest income:
  First M & F Corporation       $  47,397,000     $  44,216,000    $  41,496,000
  Bolivar                           2,613,000         2,645,000        2,541,000
  Combined                         50,010,000        46,861,000       44,037,000
================================================================================

Other operating income:
  First M & F Corporation       $   5,235,000     $   4,965,000    $   4,436,000
  Bolivar                             266,000           276,000          329,000
  Combined                          5,501,000         5,241,000        4,765,000
================================================================================

Net income:
  First M & F Corporation       $   7,629,000     $   7,914,000    $   7,389,000
  Bolivar                             213,000           232,000          234,000
  Combined                          7,842,000         8,146,000        7,623,000
================================================================================

Note 3: Investments

             The following is a summary of the amortized cost and market value (book value) of securities available for sale:

                            Amortized            Gross Unrealized       Market
                            Cost              Gain            Loss      Value
--------------------------------------------------------------------------------

December 31, 1998:
  U. S. Treasury
    securities            $ 17,541,000  $    225,000   $         -  $ 17,766,000
  U. S. Government
    agencies and
    corporations            25,412,000       214,000        50,000    25,576,000
  Mortgage-backed
    investments             91,154,000       541,000       194,000    91,501,000
  Obligations of states
    and political
    subdivisions            68,665,000     2,059,000        53,000    70,671,000
  Other                      2,955,000       110,000             -     3,065,000
  Equity securities          2,067,000             -             -     2,067,000
                         -------------------------------------------------------

                         $ 207,794,000  $  3,149,000   $   297,000  $210,646,000
================================================================================


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 3: Investments (continued)

                            Amortized           Gross Unrealized        Market
                            Cost              Gain            Loss      Value
--------------------------------------------------------------------------------

December 31, 1997:
  U. S. Treasury
    securities            $ 23,575,000  $     105,000  $    24,000  $ 23,656,000
  U. S. Government
    agencies and
    corporations            26,085,000         80,000       51,000    26,114,000
  Mortgage-backed
    investments             55,060,000        299,000       94,000    55,265,000
  Obligations of states
    and political
    subdivisions            17,165,000        547,000        5,000    17,707,000
  Other                      2,670,000         58,000            -     2,728,000
  Equity securities          2,252,000              -            -     2,252,000
                          ------------------------------------------------------

                          $126,807,000  $   1,089,000  $   174,000  $127,722,000
================================================================================



             The following is a summary of the amortized cost (book value) and market value of investment securities (held to maturity) at December 31, 1997:


                            Amortized           Gross Unrealized        Market
                            Cost              Gain            Loss      Value
--------------------------------------------------------------------------------

U. S. Treasury
  securities              $  1,050,000  $       4,000  $    2,000   $  1,052,000
U. S. Government
  agencies and
  corporations              11,018,000        109,000       4,000     11,123,000
Mortgage-backed
  investments               13,094,000         47,000      52,000     13,089,000
Obligations of states
  and political
  subdivisions              33,623,000        818,000       9,000     34,432,000
                          ------------------------------------------------------

                          $ 58,785,000  $     978,000  $   67,000   $ 59,696,000
================================================================================


             The amortized cost and market values of debt securities at December 31, 1998, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with, or without, call or prepayment penalties.

                                            Amortized                 Market
                                            Cost                      Value
--------------------------------------------------------------------------------

One year or less                        $   57,164,000           $    57,504,000
After one through five years                80,016,000                81,463,000
After five through ten years                55,153,000                56,224,000
After ten years                             13,394,000                13,388,000
                                        ----------------------------------------

                                        $  205,727,000           $   208,579,000
================================================================================



             The following is a summary of the amortized cost and market value of securities available for sale and investment securities which were pledged to secure public deposits, short-term borrowings and for other purposes required or permitted by law.


                         Available for Sale             Investment Securities
                     Amortized           Market      Amortized            Market
                     Cost                Value       Cost                 Value
--------------------------------------------------------------------------------

December 31, 1998  $ 123,242,000    $ 125,107,000    $          -   $          -
================================================================================


December 31, 1997  $  83,387,000    $  83,993,000    $ 40,937,000   $ 41,427,000
================================================================================



             The following is a summary of gross realized gains and losses on sales of securities available for sale:


                                1998                1997                 1996
--------------------------------------------------------------------------------

Gross realized gains         $  165,000        $    69,000          $    82,000
Gross realized losses           (30,000)           (27,000)             (24,000)
                             ---------------------------------------------------

                             $  135,000        $    42,000          $    58,000
================================================================================



             In accordance with the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities", which was issued in June, 1998, by the Financial Accounting Standards Board, the Bank reclassified all investments classified as held to maturity as securities available for sale in October, 1998. The amortized cost of these investments was $53,427,000 and the market value was $54,882,000 at the date of the reclassification.

Note 4: Loans

             The Bank's loan portfolio includes commercial, consumer, agribusiness and residential loans throughout the State of Mississippi, but primarily in its market area in Central Mississippi. The following is a summary of the Bank's loan portfolio, net of unearned income of $11,671,000 and $15,265,000, at December 31, 1998 and 1997:


                                                 1998                 1997
--------------------------------------------------------------------------------

Commercial, financial and agricultural        $  55,232,000       $  54,063,000
Residential real estate                         121,885,000         106,439,000
Non-residential real estate                     142,027,000         124,369,000
Consumer loans                                   95,040,000          91,035,000
                                              ----------------------------------

                                              $ 414,184,000       $ 375,906,000
================================================================================



             The Bank's finance company subsidiary sold $709,000 in loans at one of its branches in 1998 and closed this branch. The Bank's finance company subsidiary sold $2,300,000 in loans at two of its branches in 1997 and closed these branches. The sales prices approximated net loan value for these transactions.

             The Bank has made, and expects in the future to continue to make, in the ordinary course of business, loans to directors and executive officers of the Company and the Bank and to affiliates of these directors and officers. In the opinion of management, these transactions were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or contain any other unfavorable features. An analysis of such outstanding loans follows:


                                                 1998                 1997
--------------------------------------------------------------------------------

Loans outstanding at January 1                $  2,833,000        $   2,948,000
New loans                                        2,056,000            2,302,000
Repayments and removals                         (3,546,000)          (2,417,000)
                                              ----------------------------------

Loans outstanding at December 31              $  1,343,000        $   2,833,000
================================================================================


Note 5: Allowance for Possible Loan Losses

             Transactions in the allowance for possible loan losses are summarized as follows:


                                      1998             1997           1996
--------------------------------------------------------------------------------

Balance at January 1               $  5,315,000    $  4,610,000    $  4,373,000

Loans charged-off                    (2,019,000)     (1,464,000)     (1,152,000)
Recoveries                              574,000         184,000         156,000
                                   ---------------------------------------------
  Net charge-offs                    (1,445,000)     (1,280,000)       (996,000)
                                   ---------------------------------------------

Provision for possible loan losses    1,965,000       2,062,000       1,233,000

Sales of finance company branches             -         (77,000)              -
                                   ---------------------------------------------

Balance at December 31             $  5,835,000    $  5,315,000    $  4,610,000
================================================================================


Note 6: Bank Premises and Equipment

             The following is a summary of bank premises and equipment at December 31, 1998 and 1997:


                                                   1998               1997
--------------------------------------------------------------------------------

Land and buildings                              $  12,624,000      $  10,511,000
Furniture, fixtures and equipment                   9,574,000          8,744,000
Leasehold improvements                                375,000            308,000
                                                --------------------------------
                                                   22,573,000         19,563,000

Less accumulated depreciation and amortization     11,835,000         10,619,000
                                                --------------------------------
                                                   10,738,000          8,944,000

Construction in progress, estimated costs to
  complete of $1,538,000 in 1998 and $382,000
  in 1997                                             634,000            904,000
                                                --------------------------------

                                                $  11,372,000      $   9,848,000
================================================================================


             Amounts charged to operating expenses for depreciation and amortization of bank premises and equipment were $1,311,000 in 1998, $1,118,000 in 1997, and $1,081,000 in 1996.

Note 7: Other Assets

             The following is a summary of other assets at December 31, 1998 and 1997:


                                                   1998              1997
--------------------------------------------------------------------------------

Company's costs in excess of net bank
  assets acquired, less accumulated amorti-
  zation of $2,265,000 and $2,141,000         $  2,732,000         $  2,812,000

Bank's costs in excess of net assets
  acquired in branch acquisitions,
  less accumulated amortization
  of $621,000 and $508,000                         509,000              622,000

Other real estate, net                           1,123,000              843,000

Deferred income tax                                666,000            1,095,000

Cash surrender value of bank owned
  life insurance                                10,402,000                    -

Other                                            1,575,000            1,389,000
                                              ----------------------------------

                                              $ 17,007,000         $  6,761,000
================================================================================



             Other expenses include amortization of intangible assets as follows:


                                           1998           1997           1996
--------------------------------------------------------------------------------

Company's costs in excess of net
  bank assets acquired                  $  124,000     $  124,000     $  124,000
Bank's costs in excess of net assets
  acquired in branch acquisitions          113,000        114,000        114,000
                                        ----------------------------------------

                                        $  237,000     $  238,000     $  238,000
================================================================================



             Changes in the valuation allowance for other real estate are summarized as follows:


                                           1998           1997           1996
--------------------------------------------------------------------------------

Balance at beginning of year            $  74,000     $   50,000     $   61,000
Provision charged to expense               41,000         24,000          9,000
Writedowns                                (59,000)             -        (20,000)
                                        ----------------------------------------

Balance at end of year                  $  56,000     $   74,000     $   50,000
================================================================================


Note 8: Deposits

             The following is a summary of deposits at December 31, 1998 and 1997:


                                             1998                    1997
--------------------------------------------------------------------------------

Non-interest bearing                     $   78,492,000          $   65,606,000

Interest bearing:
  Money market,
    NOW and
    savings accounts                        287,723,000             216,067,000
  Certificates of deposit of
    $100,000 or more                         64,395,000              58,847,000
  Other certificates of deposit             194,788,000             202,486,000
                                         ---------------------------------------
    Total interest bearing                  546,906,000             477,400,000
                                         ---------------------------------------

    Total deposits                       $  625,398,000          $  543,006,000
================================================================================



             Interest expense on certificates of deposit of $100,000 or more amounted to $3,408,000 in 1998, $2,812,000 in 1997 and $2,120,000 in
         1996.


             At December 31, 1998, the scheduled maturities of certificates of deposit are as follows:


1999                               $   188,646,000
2000                                    44,262,000
2001                                     8,995,000
2002                                    10,585,000
2003                                     6,382,000
After 2003                                 313,000
                                   ----------------

                                   $   259,183,000
===================================================


Note 9: Short-Term Borrowings

             The following is a summary of information related to short-term borrowings:

                                                                  Weighted
                                  Balance Outstanding          Average Rate
                          Maximum      Average      At                      At
                         Month End      Daily    Year End   During Year Year End
--------------------------------------------------------------------------------

1998:
Federal funds
  purchased          $           -  $    82,000 $       -       5.50%         -%
Securities sold
  under agreement
  to repurchase          2,384,000      452,000   829,000      3.88        4.07
Other short-term
  borrowings by
  the Company                    -            -         -         -           -
                     -----------------------------------------------------------

                     $   2,384,000  $   534,000 $ 829,000
================================================================================

1997:
Federal funds
  purchased          $           -  $   292,000 $       -      5.69%          -%
Securities sold
  under agreements
 to repurchase                   -            -         -         -           -
Other short-term
  borrowings by
  the Company                    -        2,000         -      6.50           -
                     -----------------------------------------------------------

                     $           -  $   294,000 $       -
================================================================================

1996:
Federal funds
  purchased          $           -  $    71,000 $       -      6.95%          -%
Securities sold
  under agreements
  to repurchase         50,986,000   19,272,000         -      4.78           -
Other short-term
  borrowings by
  the Company              250,000      245,000    70,000      6.41        6.50
                     -----------------------------------------------------------

                     $  51,236,000  $19,588,000 $  70,000
================================================================================

             Federal funds purchased represent primarily overnight borrowings. Securities sold under agreements to repurchase in 1996 primarily represented a relationship with a public university under a contract that expired on June 30, 1996. These borrowings repriced on a monthly basis. Other short-term borrowings by the Company represented unsecured borrowings from various individuals and entities.

Note 10: Other Borrowings

             The following is a summary of other borrowings at December 31, 1998 and 1997:


                                                   1998                 1997
--------------------------------------------------------------------------------

Line of credit in the amount of $9,000,000,
  renewable annually; secured by approximately
  29% of the Bank's common stock; interest
  payable quarterly at the lender's base rate    $     27,000       $    327,000

Note payable to commercial bank in annual
  principal installments of $40,000, plus
  interest at the lender's prime rate through
  December, 2004; formerly collateralized by
  stock of Bolivar's banking subsidiary               241,000            281,000

Note payable to commercial bank in annual
  principal installments of $29,500, plus
  interest at the lender's prime rate through
  December, 2000; formerly collateralized by
  stock of Bolivar's banking subsidiary          $     59,000       $     88,000

Advances from Federal Home Loan Bank of Dallas secured by first mortgage loans and Federal
  Home Loan Bank stock:

5.56% advance in the amount of $1,000,000;
  interest is payable monthly and principal
  is payable on September 23, 2000                  1,000,000          1,000,000

5.90% advance in the amount of $2,500,000;
  principal and interest are payable in monthly
  installments of approximately $28,000
  through June 1, 2003                              1,308,000          1,534,000

4.652% advance in the amount of $3,000,000;
  principal and interest are payable in monthly
  installments of approximately $56,000
  through November 3, 2003                          2,955,000                  -

Various advances; principal and interest are
  payable in variable monthly payments through
  July 2008, at rates varying from 5.87% to
  7.83%                                             2,981,000          3,187,000

Variable rate advance in the amount of
  $10,000,000; interest is payable monthly and
  is adjusted monthly to 21 basis points over
  LIBOR; principal is payable on December 30,
  2004                                                      -         10,000,000
                                                 -------------------------------

                                                 $  8,571,000       $ 16,417,000
================================================================================


             Scheduled principal payments on other borrowings are as follows:


1999                                    $  1,082,000
2000                                       2,110,000
2001                                       1,139,000
2002                                       1,200,000
2003                                       1,041,000
After 2003                                 1,999,000
-----------------------------------------------------

                                        $  8,571,000
=====================================================


Note 11: Employee Benefit Plans

             The Bank has a defined benefit pension plan covering substantially all full time employees of the Bank and subsidiaries. Benefits under this plan are based on years of service and average annual compensation for a five year period. The Bank's funding policy for the plan is to contribute annually in an amount not exceeding the allowable Federal income tax deduction.

             Net pension cost (benefit) included the following components:


                                      1998             1997             1996
--------------------------------------------------------------------------------

Service cost                       $  173,000     $    132,000        $ 128,000
Interest cost                         238,000          210,000          190,000
Actual return on plan assets          (73,000)        (407,000)        (199,000)
Amortization of transition asset      (35,000)         (35,000)         (35,000)
Amortization of (gain) loss            21,000           15,000           13,000
Unrecognized gain (loss) on assets   (165,000)         208,000          (13,000)
                                   ---------------------------------------------
Net pension cost                   $  159,000     $    123,000        $  84,000
================================================================================


             The following is a summary of the plan's funded status and amounts recorded in the consolidated statements of condition:


                                     1998              1997           1996
--------------------------------------------------------------------------------

Change in benefit obligation:
  Projected benefit obligation
    at beginning of year          $  3,234,000     $   2,681,000   $  2,428,000
  Service cost                         173,000           132,000        128,000
  Interest cost                        238,000           210,000        190,000
  Actuarial (gain) loss                 54,000           319,000         30,000
  Benefit payments                    (119,000)         (108,000)       (95,000)
                                  ----------------------------------------------
  Projected benefit obligation
    at end of year                $  3,580,000         3,234,000      2,681,000
                                  ----------------------------------------------



                                     1998             1997            1996
--------------------------------------------------------------------------------

Change in plan assets:
  Fair value of plan assets
    at beginning of year          $  3,022,000     $  2,473,000    $  2,388,000
  Actual return on plan assets          73,000          407,000         199,000
  Employer contributions               150,000          277,000               -
  Benefit payments                    (119,000)        (108,000)        (95,000)
  Expenses                             (33,000)         (27,000)        (19,000)
                                  ----------------------------------------------
  Fair value of plan assets at
    end of year                      3,093,000        3,022,000       2,473,000
                                  ----------------------------------------------

Funded status                         (487,000)        (212,000)       (208,000)
Unrecognized net actuarial loss        804,000          573,000         450,000
Unrecognized transition asset         (104,000)        (139,000)       (174,000)
Contributions after
  measurement date                           -                -         120,000
                                  ----------------------------------------------
Prepaid pension asset             $    213,000    $     222,000    $    188,000
================================================================================


             The following is a summary of weighted average assumptions:


                                     1998              1997            1996
--------------------------------------------------------------------------------

Discount rate                        7.5%              8.0%             8.0%
Expected return on plan assets       8.0%              8.0%             8.0%
Rate of compensation increase        4.0%              4.0%             4.0%
================================================================================



             The Bank has a profit and savings plan, which includes features such as an Employee Stock Option Plan and a 401(k) plan which provides for certain salary deferrals, covering substantially all full time employees of the Bank and subsidiaries. The Bank matches employee 401(k) contributions equal to 50% of an employee's first 5% of salary deferral. Total matching contributions accrued for this plan were $88,000 in 1998, $90,000 in 1997 and $89,000 in 1996. Additional
         contributions to the plan are at the discretion of the Board of Directors. Discretionary contributions accrued for this plan were $25,000 in 1998, $25,000 in 1997 and $25,000 in 1996.

             At December 31, 1998, the profit and savings plan owned 104,035 shares of the Company's common stock and the pension plan owned 3,600 shares of the Company's common stock.

Note 12: Stock option plan

             On January 13, 1999, the Board of Directors adopted a Stock Option Plan, effective January 1, 1999, authorizing the grant of incentive stock options (ISOs) to key employees and nonstatutory stock options
         (NSOs) to members of the Board. The purpose of the plan is to provide incentives to key officers and directors by permitting them to purchase stock in the Company under the provisions of this plan. The maximum number of shares of stock that may be optioned or sold under the plan is 200,000 shares.

             Under the provisions of the plan, the Company and the participating employees and directors will execute agreements, upon the grant of options, providing each participant with an option to purchase stock within ten years of the date of the grant. As provided by the plan, the option price will not be less than the market price of the Company's stock at the grant date.

             Pursuant to section 422 of the Internal Revenue Code, shareholder approval is required for the ISOs to qualify for favorable tax treatment. It is anticipated that this matter will be submitted to the shareholders for a vote at the annual meeting to be held on April 14, 1999.

Note 13: Other Operating Expense

             Significant components of other operating expense are summarized as follows:


                                   1998              1997                1996
--------------------------------------------------------------------------------

Advertising and promotion      $   462,000       $    484,000       $    532,000
Communications                     603,000            493,000            484,000
Postage and carriers               597,000            553,000            541,000
Professional fees                  528,000            425,000            338,000
Stationery and supplies            564,000            456,000            529,000
Other                            2,768,000          2,251,000          2,297,000
--------------------------------------------------------------------------------

                              $  5,522,000       $  4,662,000       $  4,721,000
================================================================================


Note 14: Income Taxes

         The components of income tax expense (benefit) are as follows:


                           Federal             State                Total
--------------------------------------------------------------------------------

1998:
  Current                $   2,637,000        $     251,000        $  2,888,000
  Deferred                    (260,000)             (33,000)           (293,000)
                         -------------------------------------------------------

    Total                $   2,377,000        $     218,000        $  2,595,000
================================================================================


1997:
  Current                $   3,196,000        $     321,000        $  3,517,000
  Deferred                    (195,000)             (30,000)           (225,000)
                         -------------------------------------------------------

    Total                $   3,001,000        $     291,000        $  3,292,000
================================================================================


1996:
  Current                $   2,941,000        $      86,000        $  3,027,000
  Deferred                      (4,000)            (147,000)           (151,000)
                         -------------------------------------------------------

    Total                $   2,937,000        $     (61,000)       $  2,876,000
================================================================================


             The differences between actual income tax expense and expected income tax expense are summarized as follows:

                                     1998             1997            1996
--------------------------------------------------------------------------------
Amount computed using the
  Federal statutory rates on
  income before income taxes     $   3,549,000    $   3,889,000   $   3,569,000
Increase (decrease) resulting
  from: ax exempt income, net
    of disallowed interest
    deduction                         (975,000)        (724,000)       (673,000)
  State income tax expense
    (benefit), net of Federal
    effect                             144,000          192,000         (40,000)
Increase in cash value                (137,000)               -               -
Amortization of intangible assets       42,000           42,000          42,000
Small life insurance company
  deduction (on amended returns
  in 1997)                                   -          (67,000)              -
Other, net                             (28,000)         (40,000)        (22,000)
                                 -----------------------------------------------

                                 $   2,595,000    $   3,292,000   $   2,876,000
================================================================================


             The components of the recorded net deferred tax asset at December 31, 1998 and 1997, consist of the following:

                                               1998                    1997
--------------------------------------------------------------------------------

Allowance for possible loan losses         $   1,981,000          $   1,643,000
Intangible assets                                 77,000                 52,000
Other real estate                                 53,000                 36,000
Accrued expenses                                  34,000                 75,000
Other                                            110,000                100,000
                                           -------------------------------------
  Total deferred tax assets                    2,255,000              1,906,000
                                           -------------------------------------

Depreciation                                    (254,000)              (242,000)
Prepaid pension asset                            (80,000)               (83,000)
Federal Home Loan Bank stock dividends          (179,000)              (140,000)
Unrealized gain on securities available
  for sale                                    (1,062,000)              (340,000)
Other                                            (14,000)                (6,000)
                                           -------------------------------------
  Total deferred tax liabilities              (1,589,000)              (811,000)
                                           -------------------------------------

                                           $     666,000          $   1,095,000
================================================================================


             The following is a summary of the gross amounts of other comprehensive income (net unrealized gain on securities available for sale) and the related income tax effects:

                                 Gross             Tax Expense       Net
                                 Amount            (Benefit)         Amount
--------------------------------------------------------------------------------

January 1, 1996              $   1,045,000     $     355,000     $     690,000

Change in unrealized gains        (532,000)         (180,000)          (352,000)
Reclassification adjustment        (58,000)          (20,000)           (38,000)
                             ---------------------------------------------------
  Total for year                  (590,000)         (200,000)          (390,000)
                             ---------------------------------------------------

December 31, 1996                  455,000           155,000            300,000
                             ---------------------------------------------------

Change in unrealized gains         503,000           200,000            303,000
Reclassification adjustment        (42,000)          (15,000)           (27,000)
                             ---------------------------------------------------
  Total for year                   461,000           185,000            276,000
                             ---------------------------------------------------

December 31, 1997                  916,000           340,000            576,000
                             ---------------------------------------------------

Change in unrealized gains       2,071,000           772,000          1,299,000
Reclassification adjustment       (135,000)          (50,000)           (85,000)
                             ---------------------------------------------------
  Total for year                 1,936,000           722,000          1,214,000
                             ---------------------------------------------------

December 31, 1998            $   2,852,000     $   1,062,000      $   1,790,000
================================================================================

Note 15: Preferred Stock

             The Company is authorized to issue 1,000,000 shares of cumulative Class A voting preferred stock of no par value and 1,000,000 shares of cumulative Class B non-voting preferred stock of no par value. Dividend rates, redemption terms and conversion terms may be set by the Board of Directors.

Note 16: Commitments and Contingencies

             The Company and Bank, in the normal course of business, are defendants in certain legal claims. In the opinion of management, and based on the advice of legal counsel, the ultimate resolution of these matters is not anticipated to have a material effect on the Company's consolidated financial position.

             The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. The Bank makes commitments to extend credit and issues standby and commercial letters of credit in the normal course of business to fulfill the financing needs of its customers.

             Commitments to extend credit are agreements to lend money to customers pursuant to certain specified conditions and generally have fixed expiration dates or other termination clauses. Credit card arrangements represent the amount that preapproved credit limits exceed actual balances. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. When making these commitments, the Bank applies the same credit policies and standards as it does in the normal lending process. Collateral is obtained based upon the Bank's assessment of a customer's credit worthiness.

             Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. When issuing letters of credit, the Bank applies the same credit policies and standards as it does in the normal lending process. Collateral is obtained based upon the Bank's assessment of a customer's credit worthiness.

             The maximum credit exposure in the event of nonperformance for loan commitments and standby letters of credit and credit card arrangements is represented by the contract amount of the instruments.

             A summary of commitments and contingent liabilities at December 31, 1998, is as follows:

           Commitments to extend credit                  $    33,137,000
           Standby letters of credit                           2,803,000
           Credit card arrangements                            4,723,000
                                                         ----------------

                                                         $    40,663,000
           ==============================================================

Note 17: Regulatory Matters

             Federal banking regulations require that the Bank maintain certain cash reserves based on a percent of deposits. This requirement was $2,479,000 at December 31, 1998.

             The Company and its subsidiary bank are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items are calculated under regulatory accounting practices must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

             Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Total Capital and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that all capital adequacy requirements have been met.

             As of December 31, 1998, the most recent notification by the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

             The Company's and Bank's actual capital amounts and ratios as of December 31, 1998 and 1997, are also presented in the table (in thousands of dollars):


                                                                                      To Be Well
                                                                                   Capitalized Under
                                                               For Capital         Prompt Corrective
                                          Actual            Adequacy Purposes      Action Provisions
                                   Amount        Ratio     Amount        Ratio    Amount         Ratio
--------------------------------------------------------------------------------------------------------

December 31, 1998 (Company):
Total capital
  (to risk weighted assets)     $   63,958       14.30%   $  35,775      8.00%   $  44,719       10.00%

Tier I capital
  (to risk weighted assets          58,481       13.08       17,888      4.00       26,832        6.00

Tier I capital
  (to average assets)               58,481        8.46       27,665      4.00       34,582        5.00
========================================================================================================


December 31, 1998 (Bank):
Total capital
  (to risk weighted assets)     $   64,027       14.64%   $  34,992      8.00%   $  43,741       10.00%

Tier I capital
  (to risk weighted assets)         58,559       13.39       17,496      4.00       26,244        6.00

Tier I capital
  (to average assets)               58,559        8.50       27,565      4.00       34,457        5.00
========================================================================================================


December 31, 1997 (Company):
Total capital
  (to risk weighted assets)     $   58,491       15.06%   $  31,068      8.00%   $  38,836       10.00%

Tier I capital
  (to risk weighted assets)         53,637       13.81       15,534      4.00       23,301        6.00

Tier I capital
  (to average assets)               53,637        8.71       24,641      4.00       30,801        5.00
========================================================================================================


December 31, 1997 (Bank):
Total capital
 (to risk weighted assets)      $   58,821       15.18%   $  30,995      8.00%   $  38,744       10.00%

Tier I capital
  (to risk weighted assets)         53,978       13.93       15,497      4.00       23,246        6.00

Tier I capital
  (to average assets)               53,978        8.84       24,438      4.00       30,547        5.00
========================================================================================================

             Dividends paid by the Bank are the primary source of funds available to the Company for payment of dividends to its shareholders and other cash needs. Applicable Federal and state statutes and regulations impose restrictions on the amounts of dividends that may be declared by the Bank. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of the Bank's total capital in relation to its assets, deposits and other such items and, as a result, capital adequacy considerations could further limit the availability of dividends from the Bank. These restrictions are not anticipated to have a material effect on the ability of the Bank to pay dividends to the Company.

Note 18: Fair Value of Financial Instruments

             Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments" requires that the Company disclose estimated fair value for its financial instruments. However, such disclosures may be deemed not to be practicable for certain classes of financial instruments. A summary of financial instruments and related disclosures follows:

             Cash and due from banks, interest bearing deposits with banks and Federal funds sold - The net book value of these financial instruments approximates fair value due to the immediate availability or short maturity of these investments.

             Investments - Fair value of these financial instruments is considered to be their quoted market value as disclosed in note 3.

             Loans - The fair value of variable rate loans that reprice frequently, and with no significant changes in credit risk, are based on carrying values. The fair value of fixed rate loans is estimated by discounting the future cash flows, using the current rates at which these loans would currently be made to borrowers with similar credit ratings and similar maturities. The carrying value of loans, net of the allowance for possible loan losses, is $408,349,000 and $370,590,000 and the estimated net fair value of loans is $409,212,000 and $369,089,000 at December 31, 1998 and 1997.

             Deposits - The fair value of demand deposits, NOW accounts, money market accounts and savings deposits is the carrying amount at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows, using current market rates for deposits of similar maturities. The carrying value of deposits is $625,398,000 and $543,006,000 and the estimated net fair value of deposits is $627,923,000 and $543,784,000 at December 31, 1998 and
         1997.

             Short-term and other borrowings - The net book value of these financial instruments approximates fair value due to the short term nature of these items or their applicable interest rates and repricing and repayment terms.

             Commitments to extend credit - Fair values for such commitments are typically based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the parties' credit standing. The fair value of commitments to extend credit is not material.

Note 19: Summarized Financial Information of First M & F Corporation

             Summarized financial information of First M & F Corporation (parent company only) is as follow:

STATEMENTS OF CONDITION

Assets                                         1998                    1997
--------------------------------------------------------------------------------

  Cash                                     $     122,573          $     251,900
  Investment in subsidiary                    63,589,115             57,964,355
  Other assets                                   127,308                155,700
                                           -------------------------------------

                                           $  63,838,996          $  58,371,955
================================================================================

Liabilities and Stockholders' Equity

  Notes payable                            $     326,890          $     696,390
  Other liabilities                                  529                 29,568
  Stockholders' equity                        63,511,577             57,645,997
                                           -------------------------------------

                                           $  63,838,996          $  58,371,955
================================================================================

STATEMENTS OF INCOME

                                      1998            1997            1996
--------------------------------------------------------------------------------

Income:
  Dividends received from
    subsidiary                    $   3,649,134   $   3,449,134    $   3,092,287
  Equity in undistributed
    earnings of subsidiary,
    net of amortization               4,343,724       4,821,735        4,647,895
  Other income                            6,407           7,174            6,770
                                  ----------------------------------------------
    Total income                      7,999,265       8,278,043        7,746,952
                                  ----------------------------------------------

Expenses:
  Interest                               39,648          68,290           95,131
  Other expenses                        175,917         127,980           79,601
                                  ----------------------------------------------
    Total expenses                      215,565         196,270          174,732
                                  ----------------------------------------------

    Income before income taxes        7,783,700       8,081,773        7,572,220

Income tax benefit                       58,567          64,708           50,821
                                  ----------------------------------------------

    Net income                    $   7,842,267   $   8,146,481    $   7,623,041
================================================================================

STATEMENTS OF CASH FLOWS

                                          1998           1997          1996
--------------------------------------------------------------------------------

Cash flows from operating activities:
  Net income                           $  7,842,267  $  8,146,481  $  7,623,041
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Equity in undistributed earnings
      of subsidiary                       (4,343,724)   (4,821,735)  (4,647,895)
    Other, net                                   500        (5,645)     (83,510)
                                       -----------------------------------------
      Net cash provided by operating
      activities                           3,499,043     3,319,101    2,891,636
                                       -----------------------------------------

Cash flows from financing activities:
  Increase (decrease) in:
    Short-term borrowings                          -       (70,000)    (865,066)
    Notes payable                           (369,500)      (17,777)     235,500
  Cash dividends                          (3,258,870)   (2,987,298)  (2,545,098)
  Treasury stock transactions                      -             -       93,900
                                       -----------------------------------------
    Net cash used in
      financing activities                (3,628,370)   (3,075,075)  (3,080,764)
                                       -----------------------------------------

    Net increase (decrease) in cash         (129,327)      244,026     (189,128)

  Cash at January 1                          251,900         7,874      197,002
                                       -----------------------------------------

  Cash at December 31                  $     122,573 $     251,900 $      7,874
================================================================================

FINANCIAL CONDITION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

             The purpose of this discussion is to focus on significant changes in financial condition and results of operations of the Company and its banking subsidiary during the past three years. The discussion and analysis is intended to supplement and highlight information contained in the accompanying consolidated financial statements and selected financial data presented elsewhere in this report and in the enclosed Financial Summary - First M & F Corporation and Subsidiary.

SUMMARY

             Net income for 1998 was $7,842,267, or $2.16 per share as compared to $8,146,481, or $2.24 per share in 1997. Net income for 1997 was up by 6.9% over net income in 1996 of $7,623,041, or $2.10 per share. Income tax expense decreased from 1997 to 1998 due to a decrease in the effective tax rate from 28.8% in 1997 to 24.9% in 1998. Net income increased by 19.5% from 1995 to 1996.

             During 1998, the Company added 4 locations; 1 in Oxford, 1 in Grenada, 1 de nova expansion into a new market in Southaven and 1 by acquisition in Cleveland. In 1997, a new loan production office was opened in Clinton. In 1996, a new branch was added in the Starkville market. The 1998 Cleveland acquisition added approximately $45 million in assets to the Company.

             Total assets grew by 13.0% in 1998 to end the year at $702.0 million. Total assets grew by 10.3% in 1997 and by 3.6% in 1996. The compounded annual growth rate for total assets for the last five (5) years was 10.0%, while the compounded growth rate for deposits was 12.0%. Net income grew at a compounded annual rate of 11.5% over the five (5) year period ending in 1998.

EARNING ASSETS

             Average earning asset mix for 1998 was 63.2% in loans, 33.2% in investments, and 3.6% in short-term funds. For 1997, the average earning asset mix was 65.2% in loans, 32.1% in investments, and 2.7% in short-term funds. For 1996, the average earning asset mix was 62.9% in loans, 33.5% in investments, and 3.6% in short-term funds. This mix has changed as deposit growth has exceeded loan growth in dollars in each of the last three years. The following table shows the volume changes in loans and deposits over the last three years.

                                            1998            1997         1996
--------------------------------------------------------------------------------

Net increase in loans                    $  38,278       $  17,267    $  50,503
Net increase in deposits                    82,392          46,793       59,523
Ratio of loan growth to deposit growth        46.5%           36.9%        84.8%

             Continued market expansions have helped deposits to maintain a strong growth pattern. Loan growth slowed in 1997, with the effect being felt in 1998 earnings. Loans grew by 10.2% in 1998 while competition for business and real estate loans grew more fierce. The Company's strategy for loan growth has become twofold: (1) continue steady growth at reasonable interest rates in current markets and (2) enter into new markets to provide for additional growth opportunities. This strategy has a short-term negative effect due to the fact that much investment in facilities, salaries, and other expenses is made in the current year to staff an operation that will provide loan growth over the next several years. In de nova expansions, such as the Southaven and Clinton branches, the payoff typically comes in 3 - 5 years. However, management believes that the tactical, short-term strain on earnings is worth the growth in value that these new operations can produce over the long term.

INVESTMENT SECURITIES

             The Company's investment portfolio grew by 12.9% in 1998 as compared to 12.5% in 1997 and (15.2%) in 1996. The Company transferred all held-to-maturity securities into the available-for-sale category on October 1, 1998. This was done in order to provide more flexibility in managing the portfolio. In 1998, the Company reduced the U.S. Treasury and Agency portfolios in favor of mortgage-backed securities and municipal securities. During 1998, the interest rate environment favored municipal securities as tax-equivalent yields in the 5 - 15 year ranges exceeded other investment alternatives in those maturity terms. Mortgage-backed securities with 3 - 5 year average estimated maturities were purchased for their yields and liquidity.

             The investment portfolio grew significantly during 1997 as loan demand lagged and deposit growth continued at a strong pace. The growth was distributed through the investment portfolio, with all major investment types increasing.

             The 1996 investment balances were down from the 1995 year end balances by design, as a major contractual deposit relationship with a state university matured and the monies of approximately $47 million were paid out.

DEPOSITS AND BORROWINGS

             As discussed earlier, deposits grew at a healthy pace from 1996 through 1998. In 1998, the Company experienced strong growth in interest-bearing deposits. Much of this growth was in the savings category with increases in the Flex fund and Liberty fund accounts. These are bonus-rate savings deposits that follow a moving average of Treasury rates. As rates in general have decreased, these accounts have become attractive as an alternative to other savings vehicles and short-term certificates of deposit. The interest-bearing demand account increases in 1998 were primarily in public municipal funds that were contractually obligated. However, as these contracts mature, the Company is not bidding aggressively to keep the relationships that are at the higher rates of interest.

             Borrowings decreased significantly in 1998 from 1997 after increasing significantly in 1997 from 1996. The changes were due to borrowings that were incurred at the end of 1997 to acquire approximately $10 million in GNMA securities. The Company used the borrowings to lock in a spread on the securities in an effort to leverage the equity of the Company and increase return on equity. As interest rates declined in 1998, and core deposit growth created excess liquidity, management decided to pay off the borrowings.

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

             Liquidity is the ability of a bank to convert assets into cash and cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining the Company's ability to meet day-to-day cash flow requirements of customers, whether they wish to withdraw funds or to borrow funds to meet their capital needs. The Company instituted a program in 1998 to create savings sub-accounts for NOW account customers in order to take advantage of the lower reserve requirements for savings deposits as compared to the reserve requirements for transaction accounts. This change in customer accounts reduced reserve requirements by an average of approximately $4 million in 1998, providing investable funds to the Company. The increases in core deposits for 1996 through 1998 also provided much liquidity to the Company.

             Interest rate sensitivity is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. Interest rate sensitivity management focuses on repricing relationships of these assets and liabilities during periods of changing market interest rates. Management seeks to minimize the effect of interest rate movements on net interest income. The asset-liability management committee monitors the interest-sensitivity gap on a monthly basis. In 1998, the interest-sensitivity gap was maintained at a neutral to slightly negative position. Management has set as a target to maintain the one year repricing gap at between +5% and -5% of total assets.

CAPITAL RESOURCES

             Capital adequacy is continuously monitored by the Company to promote depositor and investor confidence and provide a solid foundation for future growth of the organization. The Company has continued to increase its dividend payout ratio, and ended 1998 with a ratio of 44.4%. The ratio of capital to assets has remained over 9%, with risk-based capital ratios well in excess of the regulatory requirements. The Company also has sufficient lines of credit at commercial banks to raise additional funds if needed. The Company's stock is publicly traded on NASDAQ, also providing an avenue for additional capital if it is needed.


Results of Operations
First M & F Corporation and Subsidiary


NET INTEREST INCOME

             Net interest income is the largest component of the Company's net income and represents income from interest earning assets less the cost of interest bearing liabilities. Net interest income for 1998 was $25.6 million as compared to $24.7 million for 1997 and $23.0 million for 1996. The 3.8% increase for 1998 and 7.1% increase for 1997 were attributable to increases in volumes of earning assets. During 1997 and 1998, decreases in earning asset yields were more than the decreases in interest-bearing liability costs.

             As discussed above. The Company has experienced a change in earning asset mix with loans becoming a smaller percentage of total earning assets. However, management sees this as a temporary situation that will change as new market expansions develop and those loan portfolios are grown.

PROVISION FOR LOAN LOSSES

             During 1998 the Company's provision decreased to $1.965 million from $2.062 million in 1997 and $1.233 million in 1996. The 1997 additional provision was needed as net charge-offs expanded by $284 thousand over 1996. The 1998 loan loss accrual reflected a leveling out as loan quality stabilized. Management has taken a conservative approach to classifying loans internally for purposes of determining needed reserves. The reserve as a percentage of total loans was 1.41% at the end of 1998 and 1997.

NONINTEREST INCOME

             Noninterest income for 1998 was $5.501 million as compared to $5.241 million in 1997 and $4.765 million in 1996. The 1997 amount included an item for $530,000 related to additional reinsurance premiums received that were due for prior years' activity. In 1998 the Company began selling fixed annuities, and generated approximately $107,000 in commission income. Included in other noninterest income for 1998 is approximately $402,000 in increases in cash surrender value of insurance policies purchased by the Company in 1998. The Company also had increased gains on the sale of investments as the interest rate environment provided certain opportunities to realize gains on Treasury and Agency securities and redeploy the proceeds into other investments.

NONINTEREST EXPENSE

             Noninterest expense increased to $18.718 million in 1998 from $16.416 million in 1997 and $16.063 million in 1996. This increase was due primarily to expansion efforts in Clinton, Grenada and Southaven. The addition of certain senior-level administrative positions and of commercial lenders in the more urban markets put pressure on noninterest expenses in 1998. However, management expects these additions to be positive for the Company as it continues to grow and expand. The Company also invested in additional computer equipment as systems were evaluated and upgraded to allow for greater processing speed and capacity.

INCOME TAXES

             The Company's effective tax rate was 24.9% in 1998, 28.8% in 1997, and 27.4% in 1996. The 1997 increase was due to the fact that the Company had state income tax expense for the first time in 1997. The decrease in 1998 was due to increased investments in tax-exempt municipal securities as well as the increase in cash surrender value of insurance policies, which are not taxable.

YEAR 2000

             Monitoring and managing the Year 2000 project has resulted in additional direct and indirect costs. Direct costs include actual and potential charges by third party software vendors for product enhancements, costs involved in testing software products for Year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products that are not enhanced. Indirect costs consist primarily of employee time committed to testing Year 2000 compliance, determining the risks associated with customer and other third party computer systems, and the development and implementation of contingency plans. Part of this contingency planning relates to the assessment of risk to the Company's loan portfolio for the contingency of customer computer failures that would disrupt their operations and cause a failure to provide for timely collections of their receivables and payments of their debts. The Company has gone through one assessment cycle of its commercial customer base and will make a second assessment in 1999.

             The Company expects to incur direct and indirect costs of $50,000 to $100,000 in 1999 for software purchases and enhancements, planning, testing, loan quality assessments, and customer education.